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                                                                    EXHIBIT 11.1

                          SAFEWAY INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           AND COMMON SHARE EQUIVALENT
                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)

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                                                                       12 Weeks Ended
                                                        ----------------------------------------------
                                                           March 23, 1996            March 25,1995
                                                        --------------------      --------------------
                                                         Fully                     Fully
                                                        Diluted      Primary      Diluted      Primary
                                                        -------      -------      -------      -------

Net income                                              $  96.4      $  96.4      $  62.0      $  62.0
                                                        =======      =======      =======      =======


Weighted average common shares outstanding                215.4        215.4        211.2        210.4
Common share equivalents                                   23.2         23.0         31.5         31.6

Weighted average common shares and common
 share equivalents
                                                        -------      -------      -------      -------
                                                          238.6        238.4        242.7        242.0
                                                        =======      =======      =======      =======


Earnings per common share and common
 share equivalent                                       $  0.40      $  0.40      $  0.26      $  0.26
                                                        =======      =======      =======      =======

Calculation of common share equivalents:

    Options and warrants to purchase common shares         35.8         35.8         47.6         48.4
    Common shares assumed purchased with potential
       proceeds                                           (12.6)       (12.8)       (16.1)       (16.8)
                                                        -------      -------      -------      -------
    Common share equivalents                               23.2         23.0         31.5         31.6
                                                        =======      =======      =======      =======

Calculation of common shares assumed purchased with potential proceeds:

    Potential proceeds from exercise of options and
       warrants to purchase common shares               $ 356.7      $ 337.6      $ 285.6      $ 283.0
    Common stock price used under the treasury
       stock method                                     $ 28.38      $ 26.29      $ 17.75      $ 16.86
    Common shares assumed purchased with
       potential proceeds                                  12.6         12.8         16.1         16.8

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